Exhibit 3.11

AURUM RESOURCE AND ASSET MANAGEMENT, INC.

Incorporated in the State of Nevada

Series A Convertible Preferred Stock

P/A – 002	1,750,000 Shares

THIS CERTIFIES that TN3 LLC, a Wyoming corporation, is the registered holder of One Million Seven Hundred Fifty Thousand (1,750,000) shares, fully-paid and non-assessable, transferable only on the books of the Corporation by the holder thereof in person or by Attorney upon surrender of this Certificate properly endorsed.

The designations, preferences, limitations, restrictions and relative rights are set forth on the attachment to this Certificate.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by a duly authorized officer this 8th day of August, 2016.

Daniel G. Martin, President

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL IN FORM, REASONABLY ACCEPTABLE TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. ANY SUCH OFFER, SALE, ASSIGNMENT, OR TRANSFER MUST ALSO COMPLY WITH THE APPLICABLE STATE SECURITIES LAWS.

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov	Filed in the office of Barbara K. Cegavske Secretary of State State of Nevada	Document Number 20160016483-11
Filing Date and Time 01/13/2016 3:06PM
Entity Number C25630-1999

Certificate of Designation (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY • DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For

Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1.	Name of corporation:

Aurum Resource and Asset Management, Inc.

2.

By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

One Million Seven Hundred Fifty Thousand (1,750,000) shares of preferred stock, $0.001 par value per share are hereby designated Series A Preferred Stock, having preferences as to dividends and distributions, and rights and preferences as more particularly described in the attachment hereto. The Series A Preferred Stock shall have voting rights as required by the Nevada Revised Statues and as set forth in Section 5 of the attachment. [See Attachment]

3.	Effective date and time of filing: (optional)
(must not be later than 90 days after the certificate is filed)

4.	Signature: (required)

X
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation Revised: 1-5-15

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF THE

SERIES A PREFERRED STOCK

($0.001 Par Value Per Share)

OF

AURUM RESOURCE AND ASSET MANAGEMENT, INC.

The undersigned, a duly authorized officer of Aurum Resource and Asset Management, Inc., a Nevada corporation, and hereinafter referred to as the “Company”, DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of the Company (the “Board”) by unanimous written consent on January 12, 2016:

WHEREAS, the Company has Ten Million (10,000,000) shares of preferred stock authorized; and

WHEREAS, effective January 12, 2016, the Board of the Directors of the Company approved a resolution amending and restating the Certificate of Designation for the Series A Preferred Stock such that the Series A Preferred Stock shall have the following powers, designations, preferences and relative, participating, optional and other special rights:

SECTION 1 – DESIGNATION AND RANK

1.01     Designation. This resolution shall provide for a single series of preferred stock, the designation of which shall be “Series A Preferred Stock”, $0.001 par value per share. The number of authorized shares constituting the Series A Preferred Stock is One Million Seven Hundred Fifty Thousand (1,750,000) shares.

1.02     Rank. Except as provided elsewhere in the Certificate, with respect to the payment of dividends and other distributions on the capital stock of the Company, including the distribution of the assets of the Company upon liquidation, the Series A Preferred Stock shall rank pari passu with the Common Stock on an “as converted” basis and senior to all other series of preferred stock.

SECTION 2 – DIVIDEND RIGHTS

2.01      Dividends or Distributions. Each share of Series A Preferred Stock shall be entitled to receive dividends or distributions on his share of Series A Preferred Stock on an “as converted” basis as provided in Section 4 hereof when and if dividends are declared on the Common Stock by the Board. Dividends shall be paid in cash or property, as determined by the Board.

SECTION 3 – LIQUIDATION RIGHTS

3.01     Liquidation Preference. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (collectively, a “Liquidation”), before any distribution or payment shall be made to any of the holders of Common Stock or any other series of preferred stock, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital, surplus or earnings, an amount equal to $0.001 per share of Series A Preferred Stock (the “Liquidation Amount”) plus all declared and unpaid dividends thereon, for each share of Series A Preferred Stock held by them.

3.02     Pro Rata Distribution. If, upon any Liquidation, the assets of the Company shall be insufficient to pay the Liquidation Amount, together with declared and unpaid dividends thereon, in full to all holders of Series A Preferred Stick, then the entire net assets of the Corporation shall be distributed among the holders of the Series A Preferred Stock, ratably in proportion to the full amounts to which they would otherwise be respectively entitled and such distributions may be made in cash or in property taken at its fair value (as determined in good faith by the Company’s Board of Directors), or both, at the election of the Company’s Board of Directors.

3.03     Merger, Consolidation or Reorganization. For purposes of this Section 3, a Liquidation shall be deemed to be occasioned by or to include the merger, consolidation or reorganization of the Company into or with another entity through one or a series of related transactions, or the sale, transfer or lease of all or substantially all of the assets of the Company.

SECTION 4 – CONVERSION RIGHTS

4.01     Conversion. Subject to the limitations set forth herein below, each share of Series A Preferred Stock shall be convertible (the “Conversion Rights”), at the option of the holder thereof at any time and from time to time into One Hundred (100) shares of the Company’s Common Stock (“Conversion Shares”) at the time of the conversion. The shares of Common Stock received upon conversion shall be fully paid and non-assessable shares of Common Stock.

4.02     Adjustments. The Conversion Rights of the Series A Preferred Stock as described in Section 4.01 above shall be adjusted from time to time as follows:

(a)     In the event of any reclassification of the Common Stock or recapitalization involving Common Stock (including a subdivision, or combination of shares or any other event described in this Section 4.02) the holder of Series A Preferred Stock shall thereafter be entitled to receive, and provision shall be made therefore in any agreement relating to the reclassification or recapitalization, upon conversion of the Series A Preferred Stock, the kind and number of shares of Common Stock or other securities or property (including cash) to which such holder of Series A Preferred Stock would have been entitled if he had held the number of shares of Common Stock into which the Series A Preferred Stock was convertible immediately prior to such reclassification or recapitalization; and in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holder of the Series A Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities, or property thereafter receivable upon conversion of the Series A Preferred Stock. An adjustment made pursuant to this subparagraph (a) shall become effective at the time as which such reclassification or recapitalization becomes effective.

(b)     In the event the Company shall declare a distribution payable in securities of other entities or persons, evidences of indebtedness issued by the Company or other entities or persons, assets (excluding cash dividends) or options or rights not referred to in Section 4.02(a) above, the holder of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though he was the holder of the number of shares of Common Stock of the Company into which his shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of shares of Common Stock of the Company entitled to receive such distribution or if no such record date is fixed, as of the date such distribution is made.

4.03     Procedures for Conversion.

(a)     In order to exercise the Conversion Rights pursuant to Section 4.01 above, the holder shall deliver an irrevocable written notice of such exercise to the Company at its principal office. The holder shall, upon the conversion of Series A Preferred Stock in accordance with this Section 4, surrender the certificate representing such share of Series A Preferred Stock to the Company, at is principal office, and specify the name or names in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. In case the holder shall specify a name or names other than that of the Investor, such notice shall be accompanied by payment of all transfer taxes (if transfer is to a person or entity other than the holder thereof) payable upon the issuance of shares of Common Stock in such name or names. As promptly as practicable, and, if applicable, after payment of all transfer taxes (if transfer is to a person or entity other than the holder thereof), the Company shall deliver or cause to be delivered certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which the holder shall be entitled. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the date of receipt by the Company of any notice of conversion pursuant to this Section 4.03(a), upon the occurrence of any event specified therein. Upon conversion of a share of Series A Preferred Stock, such share shall cease to constitute a share of Series A Preferred Stock and shall represent only a right to receive share of Common Stock into which it has been converted.

(b)     Beginning as of the date hereof, the Company shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock of the Company issuable upon the conversion of the share of Series A Preferred Stock. In the event that the Company does not have a sufficient number of shares of authorized but unissued Common Stock necessary to satisfy the full conversion of shares of Series A Preferred Stock, then the Company shall call and hold a meeting of the stockholders within thirty (30) days of such occurrence of the sole purpose of increasing the number of authorized shares of Common Stock. The Board shall recommend to stockholders a vote in favor of such proposal and shall vote all shares held by them, in proxy or otherwise, in favor of such proposal. This remedy is not intended to limit the remedies available to the holder of the Series A Preferred Stock, but is intended to be in addition to any other remedies, whether in contract, at law or in equity.

4.04     Notice of Record Date. In the event that the Company shall propose at any time: (i) to declare any dividend or distribution upon any class or series of capital stock, whether in cash, property, stock or other securities; (ii) to effect any reclassification or recapitalization of is Common Stock outstanding involving a change in the Common Stock; or (iii) to merge or consolidate with or into any other corporation, or to sell. Lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall mail to the holder of Series A Preferred Stock : at least twenty (20 days’ prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of the affected class or series of capital stock shall be entitled thereto) or for determining the rights to vote, if any, in respect of the matters referred to in clauses (ii) and (iii) in this Section 4.04, and in the case of the matters referred to in this Section 4.04 (ii) and (iii), written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holder in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction (and specify the date on which the holders of shares of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event) and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein.

4.05     Limitations of Conversion. The Conversion Rights specified herein shall be subject to the following limitations:

(i) The holders of the shares of Series A Preferred Stock may exercise their Conversion Rights at any time after the date hereof; and

(ii) No holder of the shares of Series A Preferred Stock shall be entitled to convert the Series A Preferred Stock to the extent, but only to the extent, that such conversion would, upon giving effect to such conversion, cause the aggregate number of shares of Common Stock beneficially owned by such holder to exceed 9.99% of the outstanding shares of Common Stock following such conversion (which provision may be waived by such holder by written notice form such holder to the Company, which notice shall be effective 61 days after the date of such notice).

SECTION 5 – VOTING RIGHTS

5.01     General. Except as otherwise provided herein or required by law, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes and the Series A Preferred Stock shall be counted on an “as converted” basis times Ten (10).

SECTION 6 – MISCELLANEOUS

6.01     Headings of Subdivisions. The headings of the various Sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

6.02     Severability of Provisions. If any right, preference or limitation of the Series A Preferred Stock set forth herein (as this resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (a so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

6.03     Stock Transfer Taxes. The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of the share of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities.

6.04     Transfer Agent. The Corporation may appoint, and from time to time discharge and/or replace, a transfer agent of the Series A Preferred Stock. Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the holder of record of Series A Preferred Stock.

6.05     Transferability. Subject to any transfer restriction agreements that may be entered into by the holder of Series A Preferred Stock, the Series A Preferred Stock shall be transferable by the holder, provided that such transfer is made in compliance with applicable federal and state securities laws.